Press Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP SUCCESSFULLY COMPLETES LENDER DISCUSSIONS

Tulsa, Oklahoma, February 25, 2009: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced amendments of its senior secured credit facility and fleet financing agreements with Chrysler Financial and another bank group. Under the amended agreements, the Company will no longer be required to maintain a minimum leverage ratio, but must maintain a minimum adjusted tangible net worth of $150 million and a minimum of $100 million of unrestricted cash and cash equivalents. As of December 31, 2008, the Company had approximately $215 million of adjusted tangible net worth and approximately $230 million of unrestricted cash and cash equivalents. The amendments are intended to provide a long-term resolution of the financial covenant compliance issue that had been addressed with short-term amendments over the last five months. These amendments became effective today.

“Dollar Thrifty is very pleased to announce the successful completion of these amendments in an incredibly difficult credit market. We greatly appreciate the ongoing support of our bank groups and Chrysler Financial during these challenging times. The amendments provide us with the financial flexibility needed to continue to execute our plans, and they remove the uncertainty associated with short-term amendments, all at a reasonable cost and on terms we feel are equitable. With these amendments now completed, we can dedicate all of our efforts to our top priorities – operational improvements, customer service, and maximizing cash flow and liquidity,” said Scott L. Thompson, President and Chief Executive Officer.

In connection with the amendment of the senior secured credit facility, the Company prepaid $20 million of its term loan and permanently reduced the total revolving credit facility commitments to $231.3 million, which is in line with the Company’s financing needs under its operating plan. In addition, the amendment provides that revolving credit facility commitments will be restricted to issuances of letters of credit in future periods. The amendments provide for a 50 basis point increase in the interest rate borne by outstanding debt under all three financing agreements, including letters of credit. The Company also paid one-time amendment fees of 50 basis points, based on outstanding commitments and/or loans. The Company used approximately $24 million of unrestricted cash for the term loan payment, fees and expenses associated with the amendments.

“The Company’s aggressive actions over the past several months to reduce costs, improve revenue and right-size operations were fundamental to achieving the resolution reflected in these amendments. Those actions, taken together with the amendments to our financing arrangements and our recently announced $490 million prepayment of our liquidity and conduit facilities, position us to manage our liquidity to meet our operating objectives in today’s challenging environment,” said Thompson.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 70 countries. Dollar and Thrifty have over 700 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,800 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results include the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial markets, constrained credit markets and concerns about global economic prospects, which have continued to depress consumer confidence and spending levels and could affect the ability of our customers to meet their payment obligations to us; the financial performance and prospects of our vehicle suppliers and whether the challenges facing the U.S. automotive industry abate and, if not, whether further federal funding will be available in sufficient amounts to stabilize the industry; volatility in gasoline prices; the impact of pricing and other actions by competitors, particularly if demand deteriorates further; airline travel patterns, including further disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions; the cost and other terms of acquiring and disposing of automobiles and the impact of current adverse conditions in the used car market on our ability to reduce our fleet capacity as and when projected by our plans; our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly as we increase the level of Non-Program Vehicles (those without a guaranteed residual value) and our exposure to the used car market; our ability to obtain cost-effective financing as needed without unduly restricting operational flexibility, particularly if global economic conditions deteriorate further; our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of those amendments, such as potential reductions in lender commitments; our ability to manage the consequences under our financing agreements of a default by any of the Monolines that provide credit support for our asset backed financing structures; whether counterparties under our derivative instruments will continue to perform as required; whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stabilize the financial markets will be successful; the effectiveness of other actions we take to manage costs and liquidity and whether further reductions in the scope of our operations will be necessary; disruptions in information and communication systems we rely on, including those relating to methods of payment; access to reservation distribution channels; the cost of regulatory compliance and the outcome of pending litigation; local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed; and the impact of natural catastrophes and terrorism. Forward-looking statements should be considered in light of information in this press release and other filings with the Securities and Exchange Commission.

Contacts:

Financial:	H. Clifford Buster III	Media: Chris Payne
Chief Financial Officer	Senior Manager
(918) 669-3277	Corporate Communications
(918) 669-2236
chris.payne@dtag.com